FOR IMMEDIATE RELEASE

EXHIBIT 99.2

KEYSTONE PROPERTY TRUST ANNOUNCES FIRST QUARTER RESULTS

WEST CONSHOHOCKEN, PENNSYLVANIA, APRIL 22, 2003 — Keystone Property Trust (NYSE: KTR) today announced its financial results for the first quarter of 2003.

For the three month period ended March 31, 2003, the Company reported Funds From Operations (“FFO”) of $10.3 million, or $0.33 per diluted share, as compared to $13.2 million, or $0.43 per diluted share for the same quarter in 2002.  This represents a decrease on an aggregate basis of 22.0% and a decrease on a per share basis of 23.3%.

Net income allocated to common shareholders for the quarter was $5.6 million, or $0.26 per diluted share, as compared with net income of $3.5 million, or $0.19 per diluted share, for the first quarter of 2002.

Highlights

•         Acquired approximately $235 million of industrial properties totaling 5.9 million square feet during the quarter.

•         Contributed $90 million of properties to a new $210 million joint venture with the AFL-CIO Building Investment Trust to acquire big box industrial properties in Indianapolis and other neighboring Midwestern markets along with core markets.

•         Broke ground on a 523,295 square foot distribution facility, the Company’s first fee build-to-suit project, in Hazleton, PA.

•         Achieved portfolio physical occupancy of 92.5% versus at 93.0% at year-end.

•         Leased 966,986 square feet during the first quarter, which included 396,048 square feet of renewals and 570,938 square feet of new leases, resulting in tenant retention of 81.5% during the quarter.

•         New rents in our portfolio for the first quarter increased 0.3% and 1.9% on a Cash and GAAP basis, respectively.

•         Same-store net operating income for the total portfolio declined 3.3% and 4.2% on a Cash and GAAP basis, respectively.

•         Issued approximately 2.8 million shares of Cumulative Redeemable Preferred Stock paying a 9.125% coupon, resulting in gross proceeds of $69 million.

•         Declared a dividend of $0.325 per Common Share and $0.45625 per share of Series D Cumulative Redeemable Preferred Stock payable on April 30, 2003.

•         Expanded existing unsecured credit facility from $125 million to $185 million. The facility matures in December 2004 and can be extended through December 2005 at the Company’s option.

•         Subsequent to the end of the quarter, leased the remaining 363,480 square feet at 700 AirTech Park in Plainfield, Indiana.

Jeffrey E. Kelter, President & CEO of Keystone, commenting on the Company’s first quarter results, stated,

“When we first announced our strategy in the fourth quarter of 2000 to narrow our focus exclusively to the big-box distribution center asset class, we proposed to sell $300 million of non-core assets, including our entire holdings of 2.4 million square feet of office assets.  When we initiated this strategic shift, our asset base was 30% office and 70% industrial.  Today, all but one building in our 27 million square foot portfolio is industrial.  Since January 1, 2001, we have disposed of more than $586 million of our assets.  We have sold $392 million of non-core assets, while contributing $194 million of our distribution center properties into joint ventures, which, over time, we expect to grow into industrial partnerships with an asset value in excess of $500 million.

During this active disposition period, we have acquired $434 million of bulk distribution centers.  As we restructured the portfolio, we have also refined our focus to three key industrial markets:  Northern and Central New Jersey, Central Pennsylvania and Indianapolis, dramatically increasing our presence in each.  Our holdings in Northern and Central Jersey have grown 70%, from 5.7 million square feet to 9.7 million square feet today.  In Central Pennsylvania, our portfolio has grown 84%, from 4.9 million square feet to more than 9 million square feet, while in Indianapolis our market presence has grown 214%, from 1.4 million square feet to 4.4 million square feet during these two years.  Our industrial assets located outside these core markets declined from 5.9 million square feet to 4.1 million square feet during this same period.

We are pleased to be able to announce that as a result of our first quarter acquisitions totaling approximately $235 million and 5.9 million square feet we have concluded our transition to a pure-play industrial REIT.”

Operating Results/Leasing Activity

For the quarter ended March 31, 2003, consolidated same-store net operating income decreased 3.3% and 4.2% on a cash and GAAP basis respectively.  Economic occupancy for the consolidated same-store portfolio was 92.3%, a 300 basis point decrease from 95.3% in the first quarter of 2002 and a 40 basis point decrease from the fourth quarter of 2002.

In the quarter, leasing activity totaled 966,986 square feet consisting of nearly 396,048 square feet of renewals and resulted in tenant retention for the quarter of 81.5%.  Rents for the quarter increased slightly - positive 1.9% on a GAAP basis and positive 0.3% on a cash basis.

Acquisitions

During the first quarter Keystone invested approximately $235 million in five transactions. These properties were acquired at an initial unleveraged yield of approximately 9.8%

In Northern New Jersey we invested approximately $106 million in eleven properties totaling 1.9 million square feet that were acquired from affiliates of Lawrence Berger.

In Central Pennsylvania, we closed on three transactions totaling 2.6 million square feet and $88 million of investment.  When combined with the 1.1 million square feet Keystone acquired during the fourth quarter of 2002 Keystone has added over 3.6 million square feet of institutional, high quality assets to its portfolio in Central Pennsylvania.

In the Plainfield submarket of Indianapolis, we acquired a 1.4 million square foot portfolio for approximately $40 million.  This five building portfolio was acquired by the BIT Joint Venture.

BIT Joint Venture

In the first quarter, Keystone formed a $210 million joint venture with the Mercantile-Safe Deposit and Trust Company, as Trustee for the AFL-CIO Building Investment Trust (the “BIT Joint Venture”).  Upon the formation of the BIT Joint Venture, Keystone contributed a $90 million portfolio of properties primarily located in Indianapolis, but also including properties in Allentown, Pennsylvania and one in Central New Jersey.  Keystone’s initial contribution consisted of eight industrial properties totaling approximately 2.0 million square feet.

Keystone retained a 20% equity interest, and the BIT contributed the remaining 80% of the equity.  The Venture has a leverage target of 40%.

Keystone’s first acquisition in conjunction with the BIT was a portfolio of five distribution centers consisting of approximately 1.4 million square feet in the Indianapolis area.  The Venture has the capacity to add an additional $80 million of properties.

Preferred Offering

In the quarter, Keystone issued 2,400,000 shares of 9.125% Series D Cumulative Redeemable Preferred Stock at a price of $25 per share and the underwriters exercised the over-allotment portion of 360,000 shares.  The gross proceeds raised from the offering totaled $69 million.

The net proceeds of the offering will be used to repay existing indebtedness outstanding under the Company’s credit facility as well as for general corporate purposes, including funding future acquisitions and the Company’s development activities.

Earnings Guidance for Full Year 2003 and Initial Guidance for 2004

The Company has refined its earnings guidance for full year 2003 FFO per share reiterating the lower end of $1.50 and reducing the high end from $1.65 to $1.60.  Management believes that results will not reach the high-end of the previous guidance due to reduced activity in joint ventures and lower than expected fee income.  Management further provided that results for the second quarter of 2003 are expected to be in the range of $0.35 to $0.37 per share.

Management has also provided a range of projected results for its 2004 outlook.  The Company expects FFO per share for the full year 2004 to be in the range of  $1.65 to $1.75.  The range is based upon a more moderate pace of disposition and reinvestment activity and assumes industrial real estate operating fundamentals improve modestly throughout 2003 and into 2004.  The Company’s projected results are based upon numerous assumptions and estimates, including the following:

•         Disposition activity totaling $100 to $125 million;

•         Direct acquisition activity totaling $50 to $75 million invested evenly throughout the year and an additional $50 million of acquisitions in existing joint ventures;

•         Development expenditures of $50 million with limited contribution of income during 2004;

•         Target debt level of 50% as a percentage of undepreciated assets maintained throughout the year;

•         Occupancy in the range of 93% to 95%;

•         “Same Store” net operating income ranging from flat to up 2% on a cash basis.

Conference Call

The Company will hold an investor/analyst conference call tomorrow, April 23, 2003, beginning at 11:00 a.m. Eastern Time.  The conference call may be joined by dialing (800) 289-0730, confirmation code 659184.  A replay of the conference call will be available through May 7, 2003 until 8 p.m. Eastern Time.  The telephone number for the replay is (719) 457-0820, confirmation code 659184.  The conference call can also be accessed through our company website at www.keystoneproperty.com under “Investor Relations.”  Additional information about Keystone’s quarterly results can be accessed in our supplemental package, which is also posted under “Investor Relations.”

Keystone Property Trust, with headquarters in West Conshohocken, Pennsylvania, is a fully integrated real estate investment trust with a current portfolio of 120 properties, including properties under development, aggregating approximately 27 million square feet in the Eastern United States.  For more information, contact Aleathia M. Hoster at (212) 527-9900, send email to info@keystoneproperty.com or visit the Company website at www.keystoneproperty.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its trustees, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings.  Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Form 10-K and quarterly reports on Form 10-Q.

CONTACT:	Aleathia M. Hoster of Keystone Property Trust (Phone: 212-527-9900)
MEDIA CONTACT:	Michael Beckerman (Phone: 908-781-6420, send email to Michael@beckermanpr.com)

Financial Summary for the Quarters Ended March 31, 2003 and 2002

(In thousands, except for shares, ratios and per share data)

	For the quarter ended March 31, (unaudited)
	2003	2002
REVENUE:
Rents	$16,218	$20,269
Reimbursement revenue and other income	3,113	3,346
Total revenue	19,331	23,615
OPERATING EXPENSES:
Property operating expenses	1,187	1,807
Real estate taxes	1,921	2,488
General and administrative	2,496	2,046
Depreciation and amortization	4,480	5,149
Interest expense	4,328	5,910
Total operating expenses	14,412	17,400

Income before equity in income from equity method investments, gains (losses) on sales of assets and discontinued operations	4,919	6,215
Equity in income from equity method investments	1,233	62
Gains (losses) on sales of assets	3,221	(608)

Income before distributions to preferred unitholders, minority interest of unitholders in Operating Partnership and discontinued operations	9,373	5,669
Distributions to preferred unitholders	(1,268)	(1,446)
Minority interest of unitholders in Operating Partnership	(1,439)	(844)

Income from continuing operations	6,666	3,379
Discontinued operations:
Income from discontinued operations	—	1,450
Minority interest	—	(370)
	—	1,080

NET INCOME	6,666	4,459
INCOME ALLOCATED TO PREFERRED SHAREHOLDERS	(1,061)	(938)
NET INCOME ALLOCATED TO COMMON SHAREHOLDERS	$5,605	$3,521

EARNINGS PER COMMON SHARE — BASIC:
Income from continuing operations	$0.26	$0.13
Discontinued operations	—	0.06
Income per Common Share — Basic	$0.26	$0.19

WEIGHTED AVERAGE COMMON SHARES — BASIC	21,457,794	18,417,002

EARNINGS PER COMMON SHARE — DILUTED:
Income from continuing operations	$0.26	$0.13
Discontinued operations	—	0.06
Income per Common Share — Diluted	$0.26	$0.19

WEIGHTED AVERAGE COMMON SHARES — DILUTED	27,193,122	24,817,815

	As of March 31, 2003	As of December 31, 2002
BALANCE SHEET DATA:
Real estate investments before accumulated depreciation	$819,085	$677,127
Total assets	817,129	671,654
Total debt	405,165	325,796
Total liabilities	425,974	346,021
Limited partners minority interest in Operating Partnership	46,880	31,658
Convertible preferred units	52,892	52,892
Stockholders’ equity	291,383	241,083

	For the quarter ended March 31, (unaudited)
	2003	2002
FUNDS FROM OPERATIONS (1):
Net Income Allocated to Common Shareholders	$5,605	$3,521
Income Allocated to Preferred Shareholders	1,061	938
Minority Interest of Unitholders in Operating Partnership	1,439	1,214
Distributions to Preferred Unitholders	1,268	1,446
(Gains) Losses on Sales of Assets	(3,221)	608
Redeemable Preferred Stock Dividends	(695)	—
Depreciation and Amortization Related to Real Estate	4,480	5,306
Depreciation and Amortization Related to Joint Ventures	324	164

Funds from operations	$10,261	$13,197

Basic FFO per share	$0.33	$0.44

Diluted FFO per share	$0.33	$0.43

FUNDS AVAILABLE FOR DISTRIBUTION (1):
Funds from operations	$10,261	$13,197
Building Improvements	(56)	(79)
Tenant Improvements	(170)	(176)
Leasing Commissions	(462)	(1,389)
Non-Cash Compensation Charges	605	—
Amortization of Deferred Financing Costs	191	260
Rental Income from Straight Line Rents	(452)	(446)
Funds Available for Distribution	$9,917	$11,367

Diluted funds available for distribution per share	$0.32	$0.37

Diluted weighted average shares and units (2)	31,429,890	31,038,709

Dividend paid per common share	$0.325	$0.320

FFO dividend payout ratio	98.5%	74.4%

FAD dividend payout ratio	101.6%	86.5%

(1)           FFO, which is commonly used measurement of the operating performance of an entity REIT, as defined by NAREIT, is defined as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and provisions on asset impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.  Since 1999, NAREIT has clarified the definition of FFO to include non-recurring events (except for extraordinary items) and the results of discontinued operations.

                Management believes the presentation of FFO and FAD are useful disclosures as general measures of its operating performance in the real estate industry, although the Company’s FFO and FAD may not necessarily be comparable to similarly titled measures of operating performance for other REIT’s.  Additionally, we believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs.  However, FFO and FAD do not represent cash generated from operating activites in accordance with generally accepted accounting principles and are not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activites (dtermined in accordance with GAAP) as a measure of liquidity.  FAD is defined as FFO less non-revenue producing capital expenditures, tenant improvements, leasing commissions, and straight-line rent adjustments plus amortization of deferred financing costs and non-cash compensation charges.

(2)           Diluted weighted average shares for 2003 and 2002, as shown above, include the convertible preferred shares and units on an as-converted basis.